EXHIBIT 99.1 News Release – continued – JLL Expands Credit Facility to Reinforce Strong Financial Profile Credit facility capacity increases to $2.75 billion; maturity extends to 2021 CHICAGO, IL, June 22, 2016 – Jones Lang LaSalle Incorporated (NYSE:JLL) has amended and expanded its bank credit facility to further strengthen the company’s operating flexibility and support its growth strategy. The borrowing capacity has increased to $2.75 billion from $2 billion. The maturity has been extended to June 2021 from February 2020 with improved pricing. “We appreciate the ongoing support our long-standing relationship bank group provided to amend our credit facility,” said Christie B. Kelly, Chief Financial Officer of JLL. “We are committed to maintaining our financial strength and investment-grade ratings. Our revised facility’s higher capacity, attractive pricing and extended maturity support our continued strategy of making disciplined investments that enable growth for the long-term benefit of our clients and investors.” BMO Capital Markets Corp. and Bank of America Merrill Lynch were Joint Lead Arrangers and Joint Bookrunners for this transaction. In addition, Barclays, The Royal Bank of Scotland plc, Wells Fargo Bank, N.A. and JPMorgan Chase Bank, N.A. served as Joint Lead Arrangers. – ends – About JLL JLL (NYSE: JLL) is a professional services and investment management firm offering specialized real estate services to clients seeking increased value by owning, occupying and investing in real estate. A Fortune 500 company with annual fee revenue of $5.2 billion and gross revenue of $6.0 billion, JLL has more than 280 corporate offices, operates in more than 80 countries and has a global workforce of more than 60,000. On behalf of its clients, the firm provides management and real estate outsourcing services for a property portfolio of 4.0 billion square feet, or 372 million square meters, and completed $138 billion in sales, acquisitions and finance transactions in 2015. Its investment management business, LaSalle Investment Management, has $58.3 billion of real estate assets under management. JLL is the brand name, and a registered trademark, of Jones Lang LaSalle Incorporated. For further information, visit www.jll.com.

JLL Expands Credit Facility to Reinforce Strong Financial Profile – Page 2 Contact: Gayle Kantro Phone: +1 312 228 2795 Email: Gayle.Kantro@am.jll.com